Exhibit 99

CONTACTS:
Rick Ackel
EVP, Chief Financial Officer
Paige Bombino
Investor Relations
(408) 964-3610

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES SECOND QUARTER 2003 RESULTS

SAN JOSE, CA (April 21, 2003) — Sanmina-SCI Corporation (NASDAQ NM: SANM), a leading supplier of integrated design and electronics manufacturing solutions (EMS), today reported financial results for its second quarter and six months ended March 29, 2003. The corresponding GAAP financial information and a reconciliation from pro forma to GAAP is contained in the attached financials, and available on the Investor Relations section of our website at www.sanmina-sci.com.

Second quarter fiscal 2003 highlights include:

•	REVENUES OF $2.44 BILLION AND CASH EPS OF $0.00, IN LINE WITH COMPANY GUIDANCE

•	SG&A EXPENSE OF $77 MILLION, A DECREASE OF 7% VERSUS Q1:03

•	CASH FLOW FROM OPERATIONS APPROXIMATELY $136 MILLION

•	SANMINA-SCI AND IBM SUCCESSFULLY COMPLETE TRANSACTION

Summary of Proforma Financial Results
 (Excluding merger and integration, restructuring and other infrequent or unusual charges. The six months ended March 30, 2002 include Q1:02 results of operations from SCI Systems as if combined as of the beginning of the period beginning with the close of merger on December 6, 2001.)

(Thousands, except per share data)	Q2:03	Q2:02	6MOS03	6MOS02

Revenues	$2,443,553	$2,411,241	$4,980,514	$4,817,468
Operating margin	1.1%	0.9%	1.0%	1.2%
Operating income	$25,870	$22,324	$49,926	$57,986
Net income (loss)	($3,997)	$132	($2,617)	$7,434
Cash Net Income	1,119	6,074	7,892	20,124
Cash EPS – basic	$0.00	$0.01	$0.02	$0.04
Cash EPS – diluted	$0.00	$0.01	$0.02	$0.04

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Sanmina-SCI Corporation
April 21, 2003

Summary of Financial Results on a GAAP Basis
 (Includes merger and integration, restructuring and other infrequent or unusual charges. The six months ended March 30, 2002 include Q1:02 results of operations from SCI Systems beginning with the close of merger on December 6, 2001.)

(Thousands, except per share data)	Q2:03	Q2:02	6MOS03	6MOS02

Revenues	$2,443,553	$2,411,241	$4,980,514	$3,541,702
Operating margin	(0.7%)	(1.2%)	(0.6%)	(2.6%)
Operating income (loss)	($18,042)	($29,573)	($30,475)	($92,622)
Net income (loss)	($31,821)	($39,314)	($39,330)	($84,537)
EPS – basic	($0.06)	($0.08)	($0.08)	($0.19)
EPS – diluted	($0.06)	($0.08)	($0.08)	($0.19)

Results in Line with Guidance
 For the second quarter ended March 29, 2003, Sanmina-SCI reported pro forma revenues of $2.44 billion, compared to pro forma revenues of $2.41 billion in the second quarter last year. Reflecting management’s ongoing cost control program, selling, general and administrative expense of $77.2 million decreased 7% from the prior quarter ended December 28, 2002.

On a pro forma basis, the company reported cash net income of $1.12 million and $0.00 cash earnings per share for the second quarter ended March 29, 2003. This compares to cash net income of $6.07 million and earnings per share of $0.01 in the same period last year. Pro forma financial results do not include merger, restructuring or other infrequent or unusual charges.

During the quarter, the company repurchased at a discount approximately $26 million of its Zero Coupon Convertible Subordinated Notes. After taking into account interest accruals associated with the Zero Coupon Subordinated Notes, upon exercise of redemption rights by Zero Coupon Note holders, the debt reduction of the convertible debt was approximately $28 million and since the beginning of September the company has reduced its shorter term bond debt coming due in 2004 and 2005 by approximately $366 million, or approximately 29%.

Cash provided by operations was approximately $136 million. At March 29, 2003, the company reported $1.4 billion in cash and short-term investments. At quarter-end, the company reported a current ratio of 2.4, working capital of $2.6 billion and stockholders’ equity of $3.4 billion.

Management Underscores Commitment to Growth and Profitability
 Jure Sola, Chairman and Chief Executive Officer of Sanmina-SCI, said, “This was a challenging quarter primarily due to seasonality and the uncertainty of current world affairs, however, we believe that our key markets are showing signs of stability. Our focus throughout this challenging period has been to diversify and expand our customer partnerships, strengthening our foundation for growth. The entire Sanmina-SCI team is committed to growing our base business, aligning capacity with demand, and improving our operating performance. The significant reduction in our selling, general and administrative expenses this quarter underscores the company’s commitment to rationalizing our cost structure.

“We believe Sanmina-SCI is well positioned to capitalize on improvements in our customer end markets. Our leadership is built upon world-class technology, an entrepreneurial culture, and a disciplined, highly talented management team. We are unyielding in our focus on the fundamentals that drive our business – flexibility, customer responsiveness, quality products delivered on time, and excellence in manufacturing. With our market-focused strategy, which

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Sanmina-SCI Corporation
April 21, 2003

leverages our expertise in manufacturing systems for specific key markets, we have created a world-class infrastructure of support services and successfully realigned our operations to provide customers improved efficiencies. As a result, we are successfully expanding our customer base and increasing our market share.”

Company Outlook
 Sanmina-SCI projects third quarter fiscal 2003 revenue to be approximately $2.55 billion to $2.70 billion, and cash earnings per share to be between $0.00 to $0.02 before merger, restructuring and other infrequent or unusual charges.

Company Conference Call Information
 Sanmina-SCI will be holding a conference call regarding this announcement today at 5:00 p.m. EDT (2:00 p.m. PDT). The access numbers are: domestic 877-273-6760 and international: 706-634-6605. The conference will be broadcast live over the Internet. Log onto the live webcast at http://www.firstcallevents.com/service/ajwz378550571gf12.html. Replay of today’s conference call will be available for 48-hours. The access numbers are: domestic 800-642-1687 and international: 706-645-9291, access code: 9567156.

About Sanmina-SCI
 Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering unsurpassed quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors of the market. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the company is available at www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement
 The foregoing, including the discussion regarding the company’s future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the company, changes in customer requirements and in the volume of sales to principal customers, the ability of Sanmina-SCI to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions, and competition and technological change. The company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the company’s 2002 Annual Report on Form 10-K filed on December 4, 2002 and 10-Q filed with the Securities Exchange Commission on February 11, 2003.

- FINANCIAL TABLES FOLLOW -

Sanmina — SCI Corporation
Pro forma Consolidated Statements of Operations
(Excluding merger, restructuring and other infrequent or unusual charges)
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended

	March 29,	March 30,	March 29,	March 30,
	2003	2002	2003	2002

Net sales	$2,443,553	$2,411,241	$4,980,514	$4,817,468
Cost of sales	2,338,830	2,309,059	4,766,834	4,605,958

Gross profit	104,723	102,182	213,680	211,510
Operating expenses:
Selling, general and administrative	77,225	78,607	160,517	149,795
Amortization of intangibles	1,628	1,251	3,237	3,729

Total operating expenses	78,853	79,858	163,754	153,524

Operating income	25,870	22,324	49,926	57,986
Other income (expense), net	(31,836)	(22,117)	(53,832)	(46,370)

Income (loss) before provision for income taxes	(5,966)	207	(3,906)	11,616
Provision (benefit) for income taxes	(1,969)	75	(1,289)	4,182

Pro forma net income (loss)	$(3,997)	$132	$(2,617)	$7,434
Non-cash charges, net of tax	5,116	5,942	10,509	12,690

Pro forma cash net income	$1,119	$6,074	$7,892	$20,124

Pro forma earnings (loss) per share:
Basic earnings (loss) per share	$(0.01)	$0.00	$(0.01)	$0.01
Diluted earnings (loss) per share	$(0.01)	$0.00	$(0.01)	$0.01
Cash pro forma earnings per share:
Cash basic EPS	$0.00	$0.01	$0.02	$0.04
Cash diluted EPS	$0.00	$0.01	$0.02	$0.04
Shares used in computing pro forma and cash per share amounts:
Basic shares	509,735	521,762	509,651	521,692
Diluted shares	509,735	530,056	509,651	531,600
Cash Basic shares	509,735	521,762	509,651	521,692
Cash Diluted shares	511,726	530,056	511,191	531,600

Sanmina — SCI Corporation
Consolidated Statements of Operations
(GAAP)
(in thousands, except for per share data)
(unaudited)

	Three Months Ended		Six Months Ended

	March 29,	March 30,	March 29,	March 30,
	2003	2002	2003	2002

Net sales	$2,443,553	$2,411,241	$4,980,514	$3,541,702
Cost of sales	2,338,830	2,309,059	4,766,834	3,386,412

Gross profit	104,723	102,182	213,680	155,290
Operating expenses:
Selling, general and administrative	77,225	78,607	160,517	130,595
Amortization of intangibles	1,628	1,251	3,237	2,729
Integration costs	3,963	—	6,359	—
Restructuring costs	39,949	51,897	74,042	114,588

Total operating expenses	122,765	131,755	244,155	247,912

Operating income (loss)	(18,042)	(29,573)	(30,475)	(92,622)
Other income (expense), net	(29,452)	(22,117)	(28,226)	(31,188)

Income (loss) before provision for income taxes	(47,494)	(51,690)	(58,701)	(123,810)
Provision (benefit) for income taxes	(15,673)	(12,376)	(19,371)	(39,273)

Net income (loss)	$(31,821)	$(39,314)	$(39,330)	$(84,537)

Earnings (loss) per share:
Basic EPS	$(0.06)	$(0.08)	$(0.08)	$(0.19)
Diluted EPS	$(0.06)	$(0.08)	$(0.08)	$(0.19)
Shares used in computing per share amounts:
Basic	509,735	521,762	509,651	448,323
Diluted	509,735	521,762	509,651	448,323

Sanmina-SCI Corporation
Reconciliation of GAAP net income (loss) to pro forma net income (loss)
and to cash net income
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended

	March 29,	March 30,	March 29,	March 30,
	2003	2002	2003	2002

Net income (loss) — GAAP basis	$(31,821)	$(39,314)	$(39,330)	$(84,537)
Net income (loss) related to SCI for Oct-Nov 2001	—	—	—	(146,010)

Net income (loss) including SCI for entire period in 2002	(31,821)	(39,314)	(39,330)	(230,547)
Reconciling items, net of tax:
Losses on operations in process of being closed or pending	—	—	—	10,420
Gain on early extinguishment of debt	(1,597)	—	(17,156)
Merger and Integration costs	2,655	—	4,261	19,073
Restructuring and other costs	26,766	39,446	49,608	208,488

Pro forma net income without charges	(3,997)	132	(2,617)	7,434
Amortization, net of tax	1,091	798	2,169	2,386
Non-cash interest charges, net of tax	4,025	5,144	8,340	10,304

Pro forma cash net income	$1,119	$6,074	$7,892	$20,124

Sanmina — SCI Corporation
Condensed Consolidated Balance Sheets
(in thousands)
(GAAP)

	March 29,	September 28,
	2003	2002

	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$1,394,882	$1,163,674
Accounts receivable, net	1,509,512	1,394,515
Inventories, net	1,092,057	1,123,016
Deferred income taxes	317,139	312,184
Prepaid and other	130,104	165,649

Total current assets	4,443,694	4,159,038
Property, plant and equipment, net	1,082,083	1,084,454
Goodwill and intangibles, net	2,188,952	2,148,827
Long-term investments	18,492	73,955
Deposits and other	80,605	51,783

Total assets	$7,813,826	$7,518,057

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,312	$265,899
Accounts payable	1,330,248	1,279,451
Accrued liabilities and other	401,684	366,500
Accrued payroll and related benefits	147,877	142,139

Total current liabilities	1,890,121	2,053,989
Long-term liabilities:
Convertible subordinated debentures	1,359,816	1,523,010
Long-term debt	1,080,348	452,321
Deferred income taxes	21,536	17,184
Other	61,302	56,838
Total stockholders’ equity	3,400,703	3,414,715

Total liabilities and stockholders’ equity	$7,813,826	$7,518,057

Sanmina-SCI Corporation
Forward Looking Guidance
Three Months Ended June 28, 2003
(in billions, except per share amounts)

Net sales	$2.55 - $2.70

Pro forma cash earnings per share (1)	$0.00 - $0.02

(1)	Forward looking guidance for the third quarter ended June 28, 2003 is provided only on a pro forma cash basis. The comparable GAAP earnings or loss per share amount is not accessible due to inherent difficulties in predicting certain expenses and gains affecting GAAP earnings or loss, such as the amount and timing of Sanmina-SCI’s restructuring costs, as well as debt security repurchases, if any, that could result in gains or losses reported in GAAP earnings.